EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

11/13/2007	Media:	Heidi M. Barker	630-623-3791
	Investors:	Mary Kay Shaw	630-623-7559

McDONALD’S NAMES PETER J. BENSEN AS NEW CHIEF FINANCIAL OFFICER

McDonald’s Corporation announced today that Peter J. Bensen, currently McDonald’s Senior Vice President and Corporate Controller, has been chosen as the company’s Executive Vice President and Chief Financial Officer effective January 1, 2008. Bensen will succeed Matthew Paull, who will retire this year after a distinguished career with the company.

In his new role, Bensen will report directly to Chief Executive Officer Jim Skinner, and will be responsible for all financial matters at McDonald’s. He will have leadership responsibilities for the Accounting, Investor Relations, Tax, Internal Audit and Treasury functions.

“Pete’s well-deserved promotion caps a very comprehensive internal and external selection process,” Skinner said. “I am certain we have selected an outstanding executive to succeed Matt and lead our financial functions in the years ahead.”

Bensen, 45, is an 11-year veteran of McDonald’s. He joined the company as Staff Director in the Financial Reporting Group, followed by promotions to Senior Director; Corporate Vice President and Assistant Controller; and Senior Vice President and Corporate Controller. Bensen began his career at the Chicago office of Ernst and Young.

Bensen’s appointment reflects McDonald’s solid succession planning process and its deep bench of talented leaders committed to the company’s Plan to Win.

“Pete has worked closely with me, Matt and the entire senior management team over the years, and so the leadership transition will be smooth and seamless,” Skinner said. “Notably, Pete exemplifies the same qualities — integrity, discipline, commitment – that have always characterized Matt’s tenure as Chief Financial Officer, so I expect he will not only hit the ground running but will do so with a high degree of excellence.”

McDonald’s is the world’s leading local restaurant with more than 30,000 locations serving 52 million customers in more than 100 countries each day. More than 70% of McDonald’s restaurants worldwide are owned and operated by independent local men and women. Please visit www.mcdonalds.com to learn more about the company.

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